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                                                                    EXHIBIT 10.4

                                  INTRAC, INC.
                              131 West 35th Street
                               New York, New York
                                  July 30, 2002

Rosebury Investments, Ltd.,
c/o Que Management. Inc.
180 Varick Street, 13th Floor
New York, NY 10014

Ladies and Gentlemen:

         This letter will confirm our agreement concerning the 8 % Series SPA Senior Subordinated Convertible Redeemable Debentures due November 30, 2003, of Intrac, Inc., a Nevada corporation ("Intrac"), in an aggregate principal face amount of approximately $300,000.00 ("Debentures"), which you currently are in the process of acquiring. Section 4(a) of the Debentures currently provides that the holder is entitled, at its option, at any time immediately following execution and delivery of the Debenture to convert all or any of the amount over $5,000 into freely tradable shares of common stock of Intrac. The conversion price for each share of common stock is 50% of the lowest closing bid price of the common stock as reported on the OTC Electronic Bulletin Board or any exchange on which Intrac's shares are traded. Pursuant to this letter agreement, Intrac and you agree to an amendment to the terms of the Debentures.

         First, the parties hereto agree that the Debentures cannot be converted until such time as Intrac has entered into a merger or reorganization with a company which has an operating business, on such terms and conditions as the board of directors of Intrac shall agree and approve. Moreover, the parties hereto agree that at such time as the Debentures are converted, the entire amount outstanding under the Debentures, including accrued but unpaid dividends through the date of conversion, will convert into 3,600,000 shares of Intrac or the company to survive upon consummation of the merger or reorganization.

         Notwithstanding the foregoing, the undersigned understand and acknowledge that, based on the valuation of the company which Intrac intends to acquire through merger or reorganization and no such entity is currently identified) the terms of the Debentures, including the number of shares into which the Debentures may be convertible may need to be amended. The undersigned also appoints Peter Zachariou as its designee to the extent that it becomes necessary to further negotiate the amendment to the terms of the initial Debenture. Pursuant to this letter agreement, the undersigned grants to Peter Zachariou full and complete authority to negotiate on its behalf any and all further amendments to the terms of the Debentures, and to execute any agreement further amending the terms of the Debentures.

         Finally, the undersigned waives any and all rights, title and interest to any dividends, whether currently accrued but unpaid or to accrue, under the terms of the Debentures.

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         Based upon the foregoing and other actions to be taken or agreements reached simultaneously with your acquisition of the Debentures, upon consummation of your acquisition of the Debentures, Intrac's capitalization will be as follows:


         Existing Shares of Common Stock                   99,988
         Debenture holders                              3,600,000
         Preferred Stockholders                           200,000

         Assuming the foregoing accurately reflects our agreement, please so indicate on the attached copy of this letter and return same to Linda C. Frazier, via fax, at 954-390-7991. Should you have any questions or require any additional information, please contact Linda C. Frazier at 954-390-0100.

Sincerely yours,

INTRAC, INC.


Acknowledged and accepted by:

Rosebury Investments, Ltd.

By:
Name:
Title: